Exhibit 99.1

Clene Nanomedicine’s Second Asset, CNM-ZnAg, Completes 50% Patient Enrollment in COVID-19 Trial

•	Topline data is expected in 1H 2022
•	Trial is evaluating acutely symptomatic, non-hospitalized COVID-19 patients in Brazil
•	CNM-ZnAg is a proprietary zinc-silver ionic solution that has demonstrated both antiviral and antibacterial activity.

SALT LAKE CITY, January 18, 2022 -- -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company, today announced it has enrolled more than 50% of the approximately 276 planned participants for its Phase 2 multicenter, randomized, double-blind, placebo-controlled study assessing the efficacy and safety of CNM-ZnAg in acutely symptomatic, non-hospitalized COVID-19 patients in Brazil. CNM-ZnAg is a proprietary zinc-silver ionic solution that has demonstrated both antiviral and antibacterial activity.

Study participants are randomized 1:1:2 to receive either a low dose of CNM-ZnAg, a high dose of CNM-ZnAg or placebo in addition to standard supportive care. The primary endpoint of the study is the prevention of hospitalization (measured as frequency of hospital admissions) up to day 28, with a key secondary endpoint assessing time to complete symptom resolution. Topline results are expected in 1H 2022.

“Given the COVID-19 virus’ continued mutations and its impact on healthcare systems and society’s ability to fully reopen, we need additional therapeutic options in the public health arsenal. CNM-ZnAg’s antiviral activity is broadly based, and if it proves effective in this Phase 2 study, we believe it will be well positioned to advance toward a potential registration trial for COVID-19 as well as becoming a potential candidate for other viral and bacterial indications,” stated Rob Etherington, Clene’s President and CEO.

About CNM-ZnAg, a zinc and silver nanocrystal suspension

Clene’s drug candidate, CNM-ZnAg, an ionic solution of zinc and silver, is the result of a patented manufacturing process. CNM-ZnAg is being evaluated in a Phase 2 study for the treatment of COVID-19.

About Clene

Clene is a clinical-stage biopharmaceutical company focused on revolutionizing the treatment of neurodegenerative disease with potential first-in-class nanotherapeutics to treat energetic failure, an underlying cause of many neurological diseases. Our lead drug candidate, CNM-Au8, is an oral suspension of gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases energy production and utilization to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS) and a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS). Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah, with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” which are intended to be covered by the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

Media Contact

Maggie Beller

Russo Partners, LLC

Maggie.Beller@RussoPartnersLLC.com

+1-646-942-5631

Investor Contact

John Woolford

Managing Director, Westwicke

clene@westwicke.com

+1-443-213-0506